UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 6, 2023

Ecoark Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53361	30-0680177
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 Pearl Parkway Suite 200, San Antonio, TX	78215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 1-800-762-7293

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ZEST	The Nasdaq Stock Market LLC
(The Nasdaq Capital Market)

Item 1.01 Entry into a Material Definitive Agreement.

On March 6, 2023, Ecoark Holdings, Inc. (the “Company”) entered into an Amendment (the “Amendment”) to the Share Exchange Agreement (the “Agreement”) dated as of February 8, 2023 by and among Ault Alliance, Inc. (“AAI”), the owner of approximately 86% of BitNile.com, Inc. (“BitNile.com”), providing for the acquisition of all of the outstanding shares of capital stock of BitNile.com, in exchange for (i) 8,637.5 shares of newly designated Series B Convertible Preferred Stock of the Company issued to AAI (which as amended is subject to upward adjustment ad more fully described below) (the “Series B”), and (ii) 1,362.5 shares of newly designated Series C Convertible Preferred Stock of the Company to be issued to the to the minority shareholders of BitNile.com (the “Series C,” and together with the Series B, the “Preferred Stock”). The original terms of the Agreement and each series of Preferred Stock previously disclosed in the Company’s Current Report on Form 8-K filed by the Company on February 14, 2023. The Preferred Stock is convertible at $0.25 per share and is not convertible until the first day after the record date for seeking shareholder approval discussed in this Report. See “Reduction of Preferred Stock Voting Rights” below for a description of the voting rights of the Preferred Stock.

The parties closed on the Agreement with the amended terms which are summarized below on March 6, 2023 (the “Closing”). As a result of the Closing, BitNile.com became a wholly-owned subsidiary of the Company. As previously disclosed, BitNile.com’s principal business entails the development and operation of a metaverse platform, the beta for which launched on March 1, 2023.

The Company’s Board of Directors received an opinion from an independent broker-dealer that the issuance of the Preferred Stock was fair to the Company’s shareholders from a financial point of view.

The amended terms of the Agreement and the Preferred Stock are as follows:

Negative Working Capital Adjustment

Pursuant to the Amendment, a new provision was added to the Agreement which provides that the extent that the Company has negative working capital at Closing, such deficiency be remedied by the issuance to AAI, within 15 business days of Closing, such number of additional shares of Series B having a stated value equal to any such negative working capital, rounded up to nearest $100.

AAI Executive Bonus Pool

Pursuant to the Amendment, a new provision was added to the Agreement which requires that as of the Closing, the Company shall have established a bonus pool pursuant to which, upon the date that BitNile.com shall have generated $100 million of revenue in the aggregate, the Company shall pay a bonus in the aggregate amount of $25 million to three executives of AAI in the following proportions: (i) $10 million, (ii) $10 million and (iii) $5 million. Such bonus payments will be payable in cash, provided, however, that if in AAI’s reasonable determination the payment of the foregoing bonus payments would materially and adversely impact the Company’s cash position, AAI shall direct the Company to make such payments in shares of common stock. The number of shares of common stock issuable by the Company shall in such case be determined by dividing the amount of the bonus payment by the closing sale price of the common stock on the trading day immediately preceding AAI’s determination.

Indemnification in Connection with Spin-Offs

Pursuant to the Amendment, a new provision was added to the Agreement which provides that, to the extent that either of the record dates for the Company’s planned spin-offs of White River Energy Corp and Wolf Energy Service, Inc. is changed from September 30, 2022 and such change results litigation against the Company for failure to spin off securities of such entities to the holders of shares of the Company’s common stock of record prior to the change of a record date, which litigation ultimately results in a final and non-appealable judgment by a court of competent jurisdiction in favor of such holders, then the Company shall issue to AAI, within five business days, such number of additional shares of Series B having a stated value equal to any (i) damages or legal fees awarded to the plaintiffs, (ii) the actual expenses of its counsel(s), (iii) the cost of the Company’s counsel engaged to defend any such action, (iv) any other litigation-related costs, and (v) any costs provided for in any settlement agreement with the plaintiffs, all rounded up to nearest $100.

Warrants in BitNile.com

Pursuant to the Amendment, a new provision was added to the Agreement to reflect that BitNile.com had issued warrants to two entities entitling each of them to purchase 50,000 shares of BitNile.com common stock, which represents 1% of the total shares of BitNile.com common stock issued and outstanding. The warrants are exercisable for five years at an exercise price of $10.00 per share, which reflects a $100 million valuation of the BitNile.com. Pursuant to their terms, these BitNile.com warrants will be exchanged for warrants to purchase a total of 4,000,000 shares of the Company’s common stock (2,000,000 shares for each entity) following Closing, whereupon the common stock issuable upon exercise of the warrants will carry piggyback registration rights.

Reduction of Preferred Stock Voting Rights

The Agreement originally provided that the Preferred Stock originally voted on an “as-converted” basis with the Company’s common stock at the rate of one vote per share of common stock into which the Preferred Stock converts, subject to beneficial ownership limitations set forth therein. Prior to the Amendment, each Series B was entitled to 10 votes per share of common stock into which it was convertible, subject to the same limitations.

After discussions with the Staff of the Nasdaq Capital Market (“Nasdaq”), the Company amended the Preferred Stock Certificates of Designation to reduce the voting rights of the Preferred Stock so that each holder of the Preferred Stock is entitled to vote by dividing the stated value of each share which is $10,000 by $0.33066 (the “Voting Formula”) with respect to all matters requiring the vote of consent of the shareholders of the Company. The Voting Formula was derived using the five-day average closing price up to and including the date of the Agreement of February 8, 2023. Because the Voting Formula uses a number which the Company believes is higher than what is required by the Nasdaq Rules, the Company is continuing its discussions with the Nasdaq Staff in order to determine that if the voting rights is increased by changing the Voting Formula to $0.25 per share which is higher than the closing price on February 8, 2023 (which is $0.3172) or the five-day average closing price not including February 8, 2023, it is possible that the former BitNile.com shareholders may have increased voting rights. Both the Agreement, as amended, and the Certificates of Designations for the Preferred Stock contain a provision required by the Nasdaq Rules limiting the former BitNile shareholders including the AAI subsidiary owning Series A Convertible Redeemable Preferred Stock (the “Series A”) from never acquiring beneficial ownership of more than 19.9% of outstanding common stock, unless shareholders approval is required.

Other Nasdaq Issues

Nasdaq has issued a series of comment letters alleging that certain events taken by the Company have resulted in a violation of the Nasdaq Rules. These include an adjustment to the Series A, originally issued to a subsidiary of AAI on June 8, 2022 which adjustment occurred on November 22, 2022, resulting in an alleged violation of the Nasdaq voting rights and shareholder approval rules, the transaction with the former BitNile.com shareholders which Nasdaq alleges also violated the voting rights and shareholder approval rules, and a failure to maintain a $1.00 minimum bid price. The Company has provided in the Agreement, as amended, and in the Certificates of Designation for the Series B and Series C provisions limiting the total voting power of the holders of the Preferred Stock and the Series A held by a subsidiary of AAI to 19.9% of outstanding common stock and also limiting the conversion as well.

The Company expects to seek the approval of its shareholders for the Series A amendment and this share exchange with the former BitNile.com shareholders including AAI. In addition, the Company is required by the Amendment to reserve a number of shares of common stock equal to 200% of the shares issuable upon full conversion of the Preferred Stock. In order to do so, the Company must amend its Articles of Incorporation upon receipt of shareholder approval by increasing authorized shares to 1,400,000,000. The request for an increase in authorized shares may be completed by the company in full or in multiple parts. At current share price levels, the Company would be required to effect a reverse stock split in order to cure the minimum bid price deficiency and further meet the $4.00 per share required for new listings since the Nasdaq Staff considers the Agreement, as amended, as involving a change of control requiring the new listing application.

Exhibits

The foregoing description of the terms of the Amendment, the Certificates of Designation of the Series B and the Series C, the amendments to the Series B and the Series C Certificates of Designation and the transactions contemplated thereby, does not purport to be complete and is qualified in its entirety by the Form 8-K filed on February 14, 2023 and by reference to the complete text of such documents, copies or forms of which are filed as Exhibits 10.1, 4.1, 4.2, 4.3 and 4.4, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 above concerning the Closing of the Agreement as amended and the Company’s acquisition of BitNile.com pursuant thereto is incorporated into this Item 2.01 by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above concerning the Closing of the Agreement as amended and issuance of shares of Preferred Stock of the Company thereunder is incorporated into this Item 3.02 by reference. The transaction was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder as a transaction not involving a public offering.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Agreement, effective at the Closing the Company’s Board of Directors fixed the number of directors at five and appointed Henry Nisser as a director to fill the vacancy. In connection with and effective upon the Closing, Mr. Nisser was also appointed as President and General Counsel of the Company. Mr. Nisser’s five-year business experience is set forth below.

Mr. Nisser has served as a director of AAI since September 17, 2020 and was appointed as AAI’s Executive Vice President and General Counsel on May 1, 2019. On January 19, 2021, Mr. Nisser resigned as Executive Vice President and was appointed as AAI’s President. Mr. Nisser is the Executive Vice President and General Counsel of Avalanche International, Corp. Mr. Nisser has served as the President, General Counsel and on the board of directors of ADTC, an NYSE listed SPAC, since its incorporation in February 2021. From December 15, 2021 through March 16, 2022, Mr. Nisser served as Chief Executive Officer and on the board of directors of Imperalis Holding Corp. Mr. Nisser has served on the board of directors of Alzamend Neuro, Inc., a biotechnology firm dedicated to finding the treatment, prevention and cure for Alzheimer’s Disease, since September 1, 2020 and has served as its Executive Vice President and General Counsel since May 1, 2019. From October 31, 2011 through April 26, 2019, Mr. Nisser was an associate and subsequently a partner with Sichenzia Ross Ference LLP, a law firm based in New York City.

Mr. Nisser is one of the three AAI executive officers entitled to participate in the bonus provided for by the Amendment in the amount of $5 million if the threshold is met. He acquired 150 shares of Series C in exchange for his shares of BitNile.com common stock.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 6, 2023, in connection with the Agreement and the Closing thereof, the Company filed Certificates of Designation for the Series B and the Series C with the Secretary of State of the State of Nevada, and on March 7, 2023, the Company filed amendments to the Series B and C Certificates of Designation to give effect to the Voting Rights Formula, as well as to add a beneficial ownership limitation to the Series C.

The amendments to the Certificates of Designation of the Series B and the Series C are filed as Exhibits 4.3 and 4.4, respectively, to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description
10.1	Form of Amendment to Share Exchange Agreement*
4.1	Form of Certificate of Designations of Rights, Preferences and Limitations of Series B Convertible Preferred Stock
4.2	Form of Certificate of Designations of Rights, Preferences and Limitations of Series C Convertible Preferred Stock
4.3	Form of Certificate of Amendment to the Form of Certificate of Designations of Rights, Preferences and Limitations of Series B Convertible Preferred Stock
4.4	Form of Certificate of Amendment to the Form of Certificate of Designations of Rights, Preferences and Limitations of Series C Convertible Preferred Stock
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Certain schedules and other attachments have been omitted. The Company undertakes to furnish the omitted schedules and attachments to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

March 10, 2023	Ecoark Holdings, Inc.

	By:	/s/ Randy S. May
Randy S. May
Chief Executive Officer

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